Exhibit 10.1

February 27, 2014

Mr. Gregory Weishar
14505 Clearlake Place
Louisville, Kentucky 40245

Dear Greg:

This letter agreement (the “Letter Agreement”), originally entered into on September 29, 2010 by PharMerica Corporation (“Company”) is amended and restated in its entirety as set forth herein, effective on the date first set forth above, and sets forth the terms and conditions of your employment with the Company on and after the Start Date (as defined below).  This Letter Agreement is intended to be a binding obligation upon the Company and you, enforceable in accordance with its express terms, and, as of the Start Date, supersedes in its entirety your existing agreement with the Company dated January 14, 2007 (the “Prior Agreement”); provided, however, that nothing in this Letter Agreement shall operate to waive any rights or entitlements that have vested or accrued to you under the Prior Agreement as of the Start Date.

1.                   Term of Employment.  Your employment under this Letter Agreement shall commence on January 1, 2011 (the “Start Date”), and shall continue through the end of the Term.  The Term shall commence as of the Start Date and shall end on December 31, 2016; provided, however, that the Term shall thereafter be automatically extended for unlimited additional one-year periods unless, at least 120 days before the then-scheduled expiration of the Term, you notify the Company, or the Company notifies you, that the Term shall not so extend.  Notwithstanding the foregoing, the Term (and hence your employment hereunder) may be earlier terminated in strict accordance with the provisions of Section 10, below.

2.                   Title and Duties.

(a)                 Position.  During the Term, you will serve as the Chief Executive Officer of the Company and will report solely and directly to the Board of Directors of the Company (the “Board”).  You will also be nominated to serve as a member of the Board.  You will have all duties, responsibilities and authorities that are customary for the chief executive officer of a corporation of the Company’s size and nature, plus such additional duties, consistent with the foregoing, as may be from time to time reasonably be assigned to you by the Board.

(b)                Exclusive Duties.  During the Term, you will devote substantially all your working time, attention and energies to the business of the Company and its affiliates.  However, nothing in this Letter Agreement shall preclude you from: (i) serving on the boards of a reasonable number of business entities, trade associations and charitable organizations (with service on such boards being subject to the prior approval by the Board or its Compensation Committee (the “Committee”), such approval not to be unreasonably withheld or delayed), (ii) engaging in charitable activities and community affairs, (iii) accepting and fulfilling a reasonable number of speaking engagements, and (iv) managing your personal investments and affairs; provided that such activities do not either individually or in the aggregate materially interfere with the proper performance of your duties and responsibilities hereunder.

(c)                 Place of Employment.  During the Term, your principal place of employment, and principal office, shall be at the Company’s headquarters in Louisville, Kentucky.

3.                   Base Salary.  During the Term, the Company will pay you a base salary at the annual rate of at least $750,000 (and at least $842,000 on and after January 1, 2014), payable not less frequently than monthly (subject to deferral, at your election, as provided under Section 9(c) below) in accordance with the Company’s regular payroll practices.  Your annualized base salary (“Base Salary”) may not be decreased at any time during the Term, including for the purpose of determining amounts payable to you, if any, under Section 10, or otherwise, in connection with any termination of your employment hereunder.

4.                    Annual Bonus.  During the Term, you will be entitled to participate in an annual bonus plan of the Company under which you will be entitled to receive an annual incentive bonus (the “Annual Bonus”), with a target bonus of 125% of your Base Salary (the “Target Bonus”) for each calendar year ending during the Term to the extent that the performance objectives, including quantitative performance objectives, established annually by the Board or the Committee in consultation with you, are attained; provided, for the avoidance of doubt, that to the extent that such Annual Bonus is based on the attainment of such quantitative performance objectives, you will be entitled to receive such portion of the Annual Bonus to the extent such quantitative performance objectives have been attained without regard to attainment of any other performance objectives.  For the further avoidance of doubt, all performance objectives established for the Annual Bonus, whether quantitative or qualitative, shall be established by the Board or the Committee in consultation with you.  The actual amount of the Annual Bonus will be based on the achievement of the performance objectives established for the relevant year as reasonably determined by the Board or the Committee.  Your Annual Bonus for any year shall be paid, in cash (subject to deferral, at your election, as provided under Section 9(c) below), no later than the date that other senior executives of the Company receive their corresponding annual bonus payments; provided that in all events your Annual Bonus will be paid to you (subject, again, to your deferral elections) no later than the fifteenth day of the third month following the end of the calendar year with respect to which it was earned.

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7.                    Initial Equity Grants.

(a)                 The stock options granted to you under Section 7(a)(i) of the Prior Agreement (the “Initial Grant of Stock Options”) have been fully exercised and are no longer outstanding.

(b)                 The restricted stock granted to you under Section 7(b)(i) of the Prior Agreement (the “Initial Grant of Restricted Stock”) was fully vested and non-forfeitable immediately prior to the Start Date.

(c)                 At all times following any vesting of your Initial Grant of Stock Options and Initial Grant of Restricted Stock, the securities that are the subject of the vested portions of the awards: will be registered with the Securities and Exchange Commission; listed for trading on the principal stock exchange on which securities of the class subject to the award are then listed (if any); and will be free from contractual restrictions on sale, subject to the Company’s trading policies for executive officers of the Company.

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9.                   Other Benefits.

(a)                 Employee Benefits.  You will be entitled to participate in all employee benefit and perquisite arrangements that are from time to time made available to senior executives of the Company generally, such participation to be on a basis no less favorable to you than to other senior executives of Company.  The Company reserves the right to modify, amend and/or terminate any such employee benefit and perquisite arrangement at any time and for any reason, in accordance with its terms, except as otherwise provided in an applicable governing document (including, without limitation, this Letter Agreement).

(b)                 Annual Equity Awards.  You will be eligible to receive annual equity and other long-term incentive grants, at levels commensurate with your responsibilities and your performance as determined by the Board, or the Committee, in its reasonable discretion, and on terms and conditions no less favorable to you than those applicable to corresponding grants to other senior executives of the Company generally; provided, however, during each calendar year that ends during the Term, you shall receive annual long-term incentive grants with an aggregate fair value (as determining under generally accepted accounting principles) of at least 230% of your Base Salary.

(c)                 Deferral of Compensation.  You shall be entitled to participate in a Company-sponsored elective non-qualified deferred compensation program, that is designed to permit you to elect to defer the receipt of a portion of your salary payments, and annual and other cash bonus and incentive payments, otherwise payable by the Company, consistent with applicable legal and tax requirements necessary to defer the recognition of income with respect to such deferrals for federal income tax purposes, as determined and adopted by the Board or the Committee.

(d)                Vacation.  You will be entitled to participate in the Company’s Paid Time Off program and are entitled to 27 days Paid Time Off, with unused days as of the Start Date subject to carryover in accordance with the terms of the Paid Time Off program.

(e)                 Reimbursement.  The Company will pay (or, at your election, reimburse you for) all expenses reasonably incurred by you in carrying out your duties and responsibilities under this Letter Agreement in accordance with Company policy as in effect from time to time.

10.                Termination of Employment.

(a)                Termination Without Cause.  The Company, acting through its Board, may terminate your employment hereunder (and, hence, the Term) without Cause (as defined below) at any time on written notice to you.  If your employment hereunder is terminated by the Company without Cause during the then-scheduled Term (and not for Disability in accordance with Section 10(c)) you will be provided with the following amounts and benefits:

(i)                  As soon as reasonably practicable following the date that your employment hereunder terminates (the “Termination Date”) (or, in the case of Clause (B), on the date that the Annual Bonus for the year of termination is payable to other senior executives, but subject to the Mutual Release Requirement described in Section 10(h)(vi)),  a lump-sum cash payment in respect of each of the following:

(A)               Any Base Salary earned but unpaid through the Termination Date;

(B)                Subject to satisfaction of the Mutual Release Requirement, a Pro-Rata Annual Bonus for the calendar year of termination;

(C)                Any expense reimbursement/payment then due under Sections 9(e) or 14; and

(D)                A payment in respect of earned but unused Paid Time Off  through the Termination Date (including, for avoidance of doubt, unused Paid Time Off carried forward from prior calendar years as provided under the Paid Time Off program in effect at time of termination) (collectively with amounts referred to in clauses (i)(A), (i)(B) and (i)(C) (the “Accrued Obligations”);

(ii)                As soon as reasonably practicable following the date that the Mutual Release Requirement is satisfied (and, except as provided in Section 15(h), in no event more than 3 business days after such date), and provided you have not materially breached the covenants, obligations and agreements contained in Section 12 (after notice of a breach of such obligations from the Company and without cure by you after such notice), either:

(1)           In the event a Change in Control has occurred within 12 months prior to the Termination Date, a lump-sum cash payment equal to three (3) times the sum of:

(A)               Your Base Salary as of the Termination Date, plus

(B)                Your Target Bonus for the calendar year in which the Termination Date occurs.

(2)                 In the event a Change in Control has not occurred within 12 months prior to the Termination Date, an amount in cash equal to two (2) times the sum of the following, payable in cash in substantially equal installments (not less frequently than monthly) over the 24-month period following the Termination Date in accordance with the Company’s regular payroll practices:

(A)               Your Base Salary as of the Termination Date, plus

(B)                Your Target Bonus for the calendar year in which the Termination Date occurs.

If a Change in Control occurs after your Termination Date, (I) then notwithstanding the foregoing provisions of this subparagraph 2, the total amount of any unpaid installments under this subparagraph (2) shall be paid as a single lump sum cash payment on the date of the Change in Control; and (II) if either (x) the Company gives you written notice of your termination after the Company has entered into a definitive agreement for one or more transactions that would result in a Change in Control, or (y) a Change in Control occurs within six (6) months after the Termination Date and your termination occurred at the request of a third party who had taken steps reasonably calculated to effect a Change in Control, then the Company will pay you an additional lump sum cash payment on the date of the Change in Control equal to the sum of your Base Salary as of the Termination Date and your Target Bonus for the calendar year in which the Termination Date occurs.

(iii)               Except as provided in Section 11, and provided you have not materially breached the covenants, obligations and agreements contained in Section 12 (after notice of a breach of such obligations from the Company and without cure by you after such notice), any equity based awards that you received prior to the Start Date shall be treated as follows: (A) each such compensatory stock option (and any similar award, such as a stock appreciation right) shall be fully vested as of the Termination Date and shall be, and remain, exercisable until the earliest of a Change in Control upon which all other compensatory stock options or similar awards cease to be exercisable, the second anniversary of the Termination Date, and the expiration of its maximum stated term; (B) each such compensatory restricted stock award (and any similar award, such as a phantom share award) shall become fully vested as of the Termination Date, to the extent that it would have become vested on or before the third anniversary of the Termination Date if your employment had continued through such third anniversary, and all contractual restrictions on it shall lapse as of the Termination Date; (C) each such performance-based equity award shall be deemed vested and non-forfeitable as of the end of the applicable performance period, to the extent that it would have become vested on or before the third anniversary of the Termination Date if your employment had continued through such third anniversary, to the extent applicable performance goals are achieved (disregarding any exercise of negative discretion that is not similarly applied to all senior executive participants); and (D) any other such equity based award shall also become fully vested, and shall therefore become non-forfeitable, as of the Termination Date, to the extent that it would have become vested on or before the third anniversary of the Termination Date if your employment hereunder had continued through such third anniversary;

(iv)               Except as provided in Section 11, and provided you have not materially breached the covenants, obligations and agreements contained in Section 12 (after notice of a breach of such obligations from the Company and without cure by you after such notice), any equity based awards that you shall have received on or after the Start Date and prior to January 1, 2014 shall be treated as follows: (A) each such compensatory stock option (and any similar award, such as a stock appreciation right) shall become fully vested and shall be, and remain, exercisable until the earliest of a Change in Control upon which all other compensatory stock options or similar awards cease to be exercisable, the second anniversary of the Termination Date, and the expiration of its maximum stated term; (B) each such compensatory restricted stock award (and any similar award, such as a phantom share award) shall become fully vested as of the Termination Date, and all contractual restrictions on it shall lapse as of the Termination Date; (C) each such performance-based equity award shall be deemed vested and non-forfeitable as of the end of the applicable performance period, to the extent applicable performance goals are achieved (disregarding any exercise of negative discretion that is not similarly applied to all senior executive participants); and (D) any other such equity based award shall also become fully vested, and shall therefore become non-forfeitable, as of the Termination Date;

(v)                Except as provided in Section 11, and provided you have not materially breached the covenants, obligations and agreements contained in Section 12 (after notice of a breach of such obligations from the Company and without cure by you after such notice), any equity based awards that you shall have received on or after January 1, 2014 shall be treated as follows: (A) if the Termination Date occurs prior to December 31, 2016, each such compensatory stock option (and any similar award, such as a stock appreciation right) shall, to the extent that it would have become vested or exercisable on or before the first anniversary of the Termination Date had your employment hereunder continued through such first anniversary, become fully vested as of the Termination Date and shall be, and remain, exercisable until the earliest of a Change in Control upon which all other compensatory stock options or similar awards cease to be exercisable, the ninetieth (90th) day after the Termination Date, and the expiration of its maximum stated term; (B) if the Termination Date occurs on or after December 31, 2016, each such compensatory stock option (and any similar award, such as a stock appreciation right) shall continue to vest and become exercisable in accordance with the applicable existing vesting schedule as if your employment hereunder had continued through each vesting date, and shall be, and remain, exercisable until the earliest of a Change in Control upon which all other compensatory stock options or similar awards cease to be exercisable, the third anniversary of the Termination Date, and the expiration of its maximum stated term; (C) if the Termination Date occurs prior to December 31, 2016, each such compensatory restricted stock award (and any similar award, such as a phantom share award) shall, to the extent that it would have become vested on or before the first anniversary of the Termination Date if your employment hereunder had continued through such first anniversary, become fully vested, and all contractual restrictions on it shall lapse as of the Termination Date; (D) if the Termination Date occurs on or after December 31, 2016, each such compensatory restricted stock award (and any similar award, such as a phantom share award) shall continue to vest in accordance with the applicable existing vesting schedule as if your employment hereunder continued through each vesting date, and all contractual restrictions on it shall lapse as of the applicable vesting dates; (E) if the Termination Date occurs prior to December 31, 2016, a pro-rata portion of each such performance-based equity award shall be deemed vested and non-forfeitable as of the end of the applicable performance period, to the extent applicable performance goals are achieved (disregarding any exercise of negative discretion that is not similarly applied to all senior executive participants), with such pro-rata portion determined based upon the ratio of the total number of days worked during the applicable vesting period to the total number of days in the applicable vesting period; (F) if the Termination Date occurs on or after December 31, 2016, each such performance-based equity award shall be deemed vested and non-forfeitable as of the end of the applicable performance period (in full and without pro-ration) as if your employment continued through such performance period, to the extent applicable performance goals are achieved (disregarding any exercise of negative discretion that is not similarly applied to all senior executive participants); and (G) any other such equity based award shall become fully vested, and non-forfeitable, as of the Termination Date;

(vi)               Monthly cash payments for 24 months following the Termination Date that, on an after-tax basis, equal the cost of coverage for such period under the Company’s welfare benefit plans (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and such coverage shall be made available at your expense for 24 months following the Termination Date to the extent allowed under applicable law without penalty.  Such payments (and coverage) shall cease after you become eligible for similar benefits from a new employer; and

(vii)             the benefits described in Section 10(g).

(b)                 Resignation for Good Reason.  If you provide written notice to the Company of the occurrence of an event that is described in Section 10(h)(iv)(A)-(E) of this Letter Agreement (which notice shall be given within 30 days of the date you first become aware or should have become aware of such occurrence), and the Company fails to fully cure within 30 days of your delivery of such written notice, you may resign your employment hereunder with Good Reason (as defined below), provided that your written notice of resignation is delivered within 60 days following the termination of the period within which the Company has an opportunity to cure.  If you resign your employment hereunder with Good Reason, you will be provided with the same amounts and benefits as you would have been entitled to receive under Section 10(a) (and for avoidance of doubt, under any other Company Arrangement), if the Company had terminated your employment hereunder on your Termination Date without Cause.

(c)                 Termination of Employment Because of Death or Disability.  Your employment hereunder (and hence the Term) shall automatically terminate upon your death, and the Company may terminate your employment hereunder (and hence the Term) on written notice to you following your Disability (as defined below).  If your employment hereunder terminates because of your death or Disability, you (or your successors-in-interest, as applicable) will be provided with the following amounts and benefits:

(i)                  As soon as reasonably practicable following the Termination Date (or, in the case of the Pro Rata Annual Bonus only, within three days after the date that the Mutual Release Requirement is satisfied), a lump-sum cash payment in respect of each of the Accrued Obligations;

(ii)                 Each compensatory stock option (and any similar award, such as a stock appreciation right) that you shall have received prior to January 1, 2014 shall, to the extent that it would have become vested or exercisable on or before the first anniversary of the Termination Date had your employment hereunder continued through such first anniversary, be fully vested as of the Termination Date and shall be, and remain, fully exercisable until the earliest of a Change in Control upon which all other compensatory stock options cease to be exercisable, the first anniversary of the Termination Date, and the expiration of its maximum stated term; each compensatory stock option (and any similar award, such as a stock appreciation right) that you shall have received on or after January 1, 2014 shall be fully vested as of the Termination Date and shall be, and remain, fully exercisable until the earliest of a Change in Control upon which all other compensatory stock options cease to be exercisable, the first anniversary of the Termination Date, and the expiration of its maximum stated term; each compensatory restricted stock award (and any similar award, such as a phantom share award) that you shall have received prior to January 1, 2014 shall become fully vested as of the Termination Date, to the extent that it would have become vested on or before the first anniversary of the Termination Date if your employment hereunder had continued through such first anniversary, and all contractual restrictions on it shall lapse as of the Termination Date; each compensatory restricted stock award (and any similar award, such as a phantom share award) that you shall have received on or after January 1, 2014 shall become fully vested as of the Termination Date, and all contractual restrictions on it shall lapse as of the Termination Date; each performance-based equity award that you shall have received prior to January 1, 2014 shall be deemed vested and non-forfeitable as of the Termination Date, to the extent that it would have become vested on or before the first anniversary of the Termination Date if your employment hereunder had continued through such first anniversary (disregarding any exercise of negative discretion that is not similarly applied to all senior executive participants); each performance-based equity award that you shall have received on or after January 1, 2014 shall be deemed vested and non-forfeitable as of the end of the applicable performance period as if your employment hereunder had continued through such performance period, to the extent applicable performance goals are achieved (disregarding any exercise of negative discretion that is not similarly applied to all senior executive participants); any other equity-based award that you shall have received prior to January 1, 2014 shall also become fully vested, and shall therefore become non-forfeitable, as of the Termination Date, to the extent that it would have become vested on or before the first anniversary of the Termination Date if your employment hereunder had continued through such first anniversary; and any other equity-based award that you shall have received on or after January 1, 2014 shall be treated as provided in the applicable award agreement;

(iii)               Monthly cash payments for 12 months following the Termination Date that, on an after-tax basis, equal the cost of coverage for such period under the Company’s welfare benefit plans (within the meaning of section 3(3) of ERISA), and such coverage shall be made available at your expense for 12 months following the Termination Date to the extent allowed under applicable law without penalty;  and

(iv)               The benefits described in Section 10(g).

(d)                 Expiration of Term.  If your employment hereunder terminates because of the expiration of the Term by notice of non-renewal in accordance with Section 1 above, you will be entitled to receive:  (x) as soon as reasonably practicable following the Termination Date, the Accrued Obligations (other than the Pro-Rata Annual Bonus) and (y) the benefits described in Section 10(g) below.

(i)                  In addition, if the Term expires due to the Company’s delivery of written notice of non-renewal, provided you have not materially breached the covenants, obligations and agreements contained in Section 12 (after notice of breach of such obligations from the Company and without cure by you after such notice):

(A)               Each compensatory stock option (and any similar award, such as a stock appreciation right) that you shall have received prior to January 1, 2014 shall be, and remain, fully vested as of the Termination Date and shall be, and remain, fully exercisable until the earliest of a Change in Control upon which all other compensatory stock options cease to be exercisable, the second anniversary of the Termination Date, and the expiration of its maximum stated term; and

(B)                Each compensatory stock option (and any similar award, such as a stock appreciation right) that you shall have received on or after January 1, 2014, each compensatory restricted stock award (and any similar award, such as a phantom share award) that you shall have received on or after January 1, 2014 and each performance-based equity award that you shall have received on or after January 1, 2014 shall be treated as provided in Section 10(a)(v)(B), Section 10(a)(v)(D) and Section 10(a)(v)(F), respectively, hereof, as if your employment had been terminated by the Company without Cause; and any other equity based award that you shall have received on or after January 1, 2014 shall become fully vested, and non-forfeitable, as of the Termination Date.

(ii)                In addition, if the Term expires due to your delivery of written notice of non-renewal, provided you have not materially breached the covenants, obligations and agreements contained in Section 12 (after notice of a breach of such obligations from the Company and without cure by you after such notice), each compensatory stock option (and any similar award, such as an a stock appreciation right) that you shall have received prior to January 1, 2014 shall be, and remain, fully vested as of the Termination Date and shall be, and remain, fully exercisable until the earliest of a Change in Control upon which all other compensatory stock options cease to be exercisable, the first anniversary of the Termination Date, and the expiration of its maximum stated term.

(e)                Voluntary Termination Without Good Reason on or After December 31, 2016.  If you resign your employment hereunder on or after December 31, 2016 and without Good Reason (whether due by your delivery of written notice of non-renewal or otherwise), provided you have not materially breached the covenants, obligations and agreements contained in Section 12 (after notice of a breach of such obligations from the Company and without cure by you after such notice), each compensatory stock option (and any similar award, such as a stock appreciation right) that you shall have received on or after January 1, 2014, each compensatory restricted stock award (and any similar award, such as a phantom share award) that you shall have received on or after January 1, 2014 and each performance-based equity award that you shall have received on or after January 1, 2014 shall be treated as provided in Section 10(b) hereof, as if you had resigned your employment hereunder with Good Reason.

(f)                  Other Terminations.  If your employment hereunder terminates in circumstances to which Sections 10(a)-(e) above do not apply, you will be entitled to receive, as soon as reasonably practicable following the Termination Date, only (i) the Accrued Obligations (other than the Pro-Rata Annual Bonus) and (ii) the benefits described in Section 10(g).  For avoidance of doubt, a voluntary termination by you, on written notice to the Company, shall not be deemed to be a breach of this Letter Agreement.

(g)                 All Terminations.  On any termination of your employment hereunder:

(i)                  In the event of any termination of your employment hereunder, you shall be under no obligation to seek other employment or otherwise mitigate the obligations of any person or entity under this Letter Agreement, and there shall be no offset against amounts or benefits due you under this Letter Agreement or otherwise on account of any remuneration or other benefit that you earn or receive after such termination.  Any amounts due to you under this Section 10 are considered to be reasonable by the Company and are not in the nature of a penalty.

(ii)                You will be entitled to additional benefits (if any) in accordance with the then-applicable terms of any applicable Company Arrangement (including, without limitation, any bonus earned with respect to a previously completed period under Section 4 above), provided that you hereby acknowledge and agree that, in connection with any termination of your employment hereunder, you will not be eligible to receive severance or termination benefits under any plan, policy, program or practice of the Company, except as expressly contemplated by this Letter Agreement or otherwise approved by the Board.

(iii)               The value of unused Paid Time Off shall be determined based on the quotient of (A) your annual Base Salary rate divided by (B) 250.

(iv)               Each of you and the Company, upon reasonable request by the other, shall provide reasonable post-termination assistance and cooperation to the other party.

(v)                There shall be no restrictions on your post-employment activities other than those expressly set forth in this Letter Agreement, and the post-employment restriction set forth in this Letter Agreement shall be enforceable only through claims for equitable relief in accordance with Section 12(d) below and claims for damages in accordance with Section 15(f) below.

(h)                 Definitions.  For purposes of this Letter Agreement:

(i)                  “Cause.”

(A)               “Cause” shall mean any of the following: (1) your conviction of, or plea of guilty or nolo contendere to, a felony; (2) your commission of intentional acts of gross misconduct (including, without limitation, theft, fraud, embezzlement or dishonesty) that significantly impair the business of the Company or cause significant damage to its property, reputation or business; (3) your willful refusal to perform, or willful failure to use good faith efforts to perform, material duties that remains uncured after 14 days reasonable written request from the Board for cure; (4) your willful and material breach of any material provision of the Company’s code of ethics, or of any other material policy governing the conduct of its employees generally, that remains uncured after 14 days reasonable written request from the Board for cure; or (5) willful and material breach of the Letter Agreement that remains uncured after 14 days reasonable written request from the Board for cure.

(B)                Your employment hereunder may not be terminated for Cause unless and until (1) written notice has been delivered to you by the Company which specifically identifies the circumstances that the Company believes may constitute Cause, (2) if the circumstances are capable of cure, you have failed to fully cure or fully remedy the circumstances so identified within 14 calendar days after such written notice is delivered to you, (3) the Board has convened a meeting for the purpose of determining whether, in its judgment, Cause exists, at which you are permitted to make a presentation and be represented by counsel, and (4) at least two-thirds of the members of the Board, other than you, vote at, or after, the conclusion of such meeting to terminate your employment for Cause.  For avoidance of doubt, any determination by the Board that Cause exists (or by you that Good Reason exists) shall be subject to de novo review in arbitration pursuant to Section 15(f).

(ii)                “Company Arrangement” shall mean any plan, program, agreement, corporate governance document, or arrangement of the Company or any of its affiliates including without limitation, the arrangements set forth in Section 4, 11(c) and 15(e) of this Letter Agreement.

(iii)               “Disability” shall mean your inability, due to physical or mental incapacity, to substantially perform your duties and responsibilities under this Letter Agreement for 180 days out of any 270 consecutive days.

(iv)              “Good Reason” shall mean the occurrence of any of the following events without either (x) your prior written consent or (y) full cure within 30 days after you give written notice to the Company describing the event and requesting cure:

(A)               any material diminution in your authorities, titles or offices, or the assignment to you of duties that materially impair your ability to perform the duties normally assigned to the CEO of a corporation of the size and nature of the Company, provided that your failure to be re-elected to the Board after being nominated for election by the Company shall not constitute Good Reason;

(B)                any change in the reporting structure so that you report to someone other than the Board;

(C)                any relocation of the Company’s principal office, or of your own principal place of employment, to a location more than 50 miles from the existing principal office or principal place of employment;

(D)               any material breach by the Company, or any of its affiliates, of any material obligation to you under this Letter Agreement; or

(E)                any failure of the Company to obtain the assumption in writing of its obligations to perform this Letter Agreement by any successor to all or substantially all of the business and assets of the Company within 15 days after any merger, consolidation, sale or similar transaction.

(v)                “Pro-Rata Annual Bonus” shall mean

(A)               for purposes of Section 10(c) of this Agreement, a cash amount determined by multiplying your Target Bonus for the year in which the Termination Date occurs times a fraction, the numerator of which is the excess of 365 over the number of days then remaining in the calendar year of termination, and the denominator of which is 365, and

(B)                for purposes of Sections 10(a) and 10(b) of this Agreement, a cash amount equal to the product of (1) the lesser of (x) your Target Bonus for the year in which the Termination Date occurs or (y) your “maximum award” earned under the Compensation Committee resolutions that establish the negative discretion approach under the 2007 Omnibus Incentive Plan (or its successor) for the year of termination, determined based on actual performance during the entire year and without regard to any discretionary adjustments that have the effect of reducing the amount of such maximum award, and (2) a fraction, the numerator of which is the excess of 365 over the number of days then remaining in the calendar year of termination, and the denominator of which is 365.

(vi)               The “Mutual Release Requirement” shall be deemed satisfied as follows: (x)  in the event that the Company delivers to you, promptly after your Termination Date and in no event more than seven days after such date, a mutual release of claims that is (1) substantially in the form attached hereto as Exhibit A and (2) fully executed by the Company, then the Mutual Release Requirement shall be deemed satisfied on the date, after such release has been executed by you and returned to the Company, on which the seven day revocation period specified in such release expires; and (y) in the event the Company has not delivered such a signed mutual release of claims to you within seven days after your Termination Date, then (unless the parties otherwise agree) the Mutual Release Requirement shall be deemed satisfied on the eighth day after your Termination Date.

11.                Change in Control.

(a)                 In the event of the termination of your employment (x) after the Company has entered into a definitive agreement for one or more transactions that would result in a Change in Control (as defined below) and such Change in Control occurs within six (6) months after your termination, (y) at the request of a third party who has taken steps reasonably calculated to effect a Change in Control and such Change in Control occurs within six (6) months after your termination, or (z) within twenty-four (24) months after a Change in Control, in each case either by the Company without Cause or due to your resignation with Good Reason in accordance with the provisions of Section 10(b), then, effective as of the Termination Date or, in the case of a termination described in clause (x) or (y) above, effective as of the date of the Change in Control, (i) each compensatory stock option (and any similar award, such as a stock appreciation right) that you shall have received shall become fully vested, and shall be exercisable until the earlier of the second anniversary of the Termination Date and its maximum stated term; (ii) each compensatory restricted stock award (and any similar award, such as a phantom share award) that you shall have received shall become fully vested, and all contractual restrictions on it shall lapse as of the Termination Date; (iii) each unvested performance-based equity award that you shall have received shall also become fully vested, and shall therefore become non-forfeitable, to the extent of the target number of shares subject to the award; and (iv) any other equity-based award shall also become fully vested, and shall therefore become non-forfeitable.  Notwithstanding the foregoing, a termination of your employment described in clause (x) or (y) above shall have no effect on the vesting or exercisability of any equity-based award granted prior to January 1, 2014.  Notwithstanding the foregoing, if any award referred to in the preceding sentence is not assumed, converted or continued by the successor company (or, if applicable, the Company), then immediately prior to the Change in Control all such awards shall become fully vested and non-forfeitable; provided, however, that each unvested performance-based equity awards shall become fully vested and non-forfeitable to the extent of the target number of shares subject to the award.

(b)                 For purposes of this Letter Agreement,

(i)                  “Change in Control” means the first to occur of any of the following events:

(A)               Any Person or Group (as such terms are defined below) acquires stock of the Company that, together with stock held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company.  However, if any Person or Group is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same Person or Group is not considered to cause a Change in Control.  An increase in the percentage of stock owned by any Person or Group as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection.  This paragraph applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding immediately after the transaction;

(B)                Any Person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company.  However, if any Person or Group is considered to own 30% of the total voting power of the stock of the Company, the acquisition of additional stock by the same Person or Group is not considered to cause a Change in Control;

(C)                The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination either:  (i) more than 50% of the total fair market value of the stock of the corporation resulting from such Business Combination (the “Surviving Corporation”) or the ultimate parent corporation of the Surviving Corporation (the “Parent Corporation”) is represented by stock of the Company that was outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares of the Surviving Corporation or Parent Corporation into which stock of the  Company was converted pursuant to such Business Combination) or (ii) 50% or more of the total voting power of Surviving Corporation or Parent Corporation is represented by stock of the Company that was outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares of the Surviving Corporation or Parent Corporation into which stock of the  Company was converted pursuant to such Business Combination);

(D)                During any twelve (12) month period a majority of the individuals who were members of the Board at the beginning of such period (the “Incumbent Directors”) are replaced, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director;

(E)                Any Person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.   However, no Change in Control shall be deemed to occur under this paragraph as a result of a transfer to:

(1)            A stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(2)            An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(3)            A Person or Group that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(4)            An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (3) above.

For purposes of this subsection: the term “Person” shall mean an individual, corporation, association, joint stock company, business trust or other similar organization, partnership, limited liability company, joint venture, trust, unincorporated organization or government or agency, instrumentality or political subdivision thereof; and the term “Group” shall have the meaning set forth in Treasury Regulation Section 1.409A-3(i)(5), or any successor thereto in effect at the time a determination of whether a Change in Control has occurred is being made.

(c)                 Effect of Golden Parachute Tax.

(i)                  If (w) the aggregate of payments, awards, benefits and distributions (or any acceleration of any payments, awards, benefits or distributions) due to you, under this Letter Agreement or under any other plan, program, agreement or arrangement of the Company (or of any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities), would, if received by you in full and valued under Section 280G of the Code, constitute “parachute payments” as such term is defined in and under Section 280G of the Code (collectively, “280G Benefits”), and if (x) such aggregate would, if reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Section 4999 of the Code (the “Excise Tax”) (all of which taxes shall in any case be solely your responsibility), be less than the amount you would receive, after all taxes, if you received aggregate 280G Benefits equal (as valued under Section 280G of the Code) to only three (3) times your “base amount,” as defined in and under Section 280G of the Code, less $1.00 (the “Safe Harbor Cap”), then (y) the cash 280G Benefits (other than cash benefits relating to the acceleration of equity awards) that do not constitute “deferred compensation” for purposes of Section 409A of the Code shall (to the extent that the reduction of such 280G Benefits can achieve the intended result) be reduced, pro rata, or eliminated, to the extent necessary so that the 280G Benefits received by you will not constitute parachute payments; and (z) if elimination of the cash  280G Benefits (other than cash benefits relating to the acceleration of equity awards) that do not constitute such “deferred compensation” is insufficient to achieve the intended result, then the remaining cash 280G Benefits (other than cash benefits relating to the acceleration of equity awards) shall (to the extent that reduction of all such 280G Benefits can achieve the intended result) be reduced (on such pro rata or other basis as complies with Section 409A of the Code) or eliminated to the extent necessary so that the 280G Benefits received by you will not constitute parachute payments.  If the reduction of the 280G Benefits would not result in a greater after-tax result to you, no amounts payable to you shall be reduced pursuant to this provision.

(ii)                All determinations required to be made under this Section shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and you within fifteen (15) business days before any 280G Benefits are scheduled to be paid or provided, or such earlier time as is requested by the Company.  Notwithstanding the foregoing, in the event (x) the Board shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (y) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (z) the Accounting Firm is serving as accountant or auditor for the person(s) effecting the Change in Control, the Board shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company.  If 280G Benefits are reduced to the Safe Harbor Cap, or the Accounting Firm determines that no Excise Tax is payable by you without any reduction, the Accounting Firm shall provide a written opinion to you to such effect, that you are not required to report any Excise Tax on your federal income tax return, and that the failure to report the Excise Tax, if any, on your applicable federal income tax return will not result in the imposition of a negligence or similar penalty.  A reasonable determination by the Accounting Firm shall be binding upon the Company and you (except as provided in subparagraph (c)(iii) below).

(iii)               If it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that 280G Benefits have been made to you or provided for your benefit by the Company, which are in excess of the limitations provided in this Section (referred to hereinafter as an “Excess Payment”), you shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of your receipt of such Excess Payment until the date of such repayment.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made under this Section.  In the event that it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS or (ii) pursuant to a determination by a court, that an Underpayment has occurred, the Company shall pay an amount equal to such Underpayment to you within ten (10) days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to you until the date of payment.  You shall cooperate, to the extent your expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the IRS in connection with the Excise Tax or the determination of the Excess Payment.

12.                Covenants.  In exchange for the remuneration outlined above, in addition to providing service to the Company as set forth in this Letter Agreement, you agree to the following covenants, provided that there has been no material uncured breach by the Company of any of its payment obligations to you under this Letter Agreement (after notice by you and reasonable opportunity by the Company to cure such breach).  For purposes of this Section 12, “Company” means the Company and its subsidiaries.

(a)                 Confidentiality.  Except as may be required by the lawful order of a court or agency of competent jurisdiction or an investigation demand from a governmental body or self-regulatory organization, or except to the extent that you have express authorization from the Company, you agree to keep secret and confidential indefinitely all Confidential Information as defined below (including, without limitation, information regarding litigation and pending litigation) concerning the Company which was acquired by or disclosed to you during the course of your employment with the Company and not to disclose the same, either directly or indirectly, to any other person, firm, or business entity, or to use it in any way, other than in connection with carrying out your duties for the Company or its affiliates.  Nothing in the foregoing provisions of this Section 12 shall be construed so as to prevent you from using, in connection with your employment for yourself or an employer other than the Company, knowledge that was acquired by you during the course of your employment with the Company and which is generally known to persons of your experience in other companies in the same industry (other than as a result of your direct or indirect breach of this Letter Agreement).  For purposes of this Section 12, “Confidential Information” shall include information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other proprietary and confidential information relating to the business of the Company or its customers, that, in any case, is not otherwise available to the public (other than by your direct or indirect breach of the terms hereof).  Upon termination of your employment with the Company for any reason, you shall return all Company property, including, without limitation, files, records, disks and any media containing Confidential Information, including all copies thereto; provided, however, that you shall be permitted to retain and use all personal files, including any such files that are otherwise included on Company property (such as on Company computers).

(b)                 Non-Disparagement.  Other than in connection with carrying out your duties for the Company or its affiliates, you will refrain from making any statements about the Company or their respective parents, subsidiaries, officers and directors or employees that would disparage or reflect unfavorably upon the image or reputation of such entity, officer, director or employee.  The Company also agrees that its officers and directors will use their reasonable best efforts from making any statements about you that would disparage, or reflect unfavorably upon, your image or reputation.  Nothing in this provision prohibits you or the Company from complying with applicable law, or responding truthfully to a subpoena or an investigation demand of a governmental entity or self-regulatory organization.

(c)                 Non-Competition and Non-Solicitation.  For purposes of this Letter Agreement, the term “Restricted Period” means the two-year period immediately following your Termination Date during which the Company is not in material uncured breach of its post-termination obligations to you under this Letter Agreement

(i)                  Non-Competition.  You hereby acknowledge and agree that the Company is engaged in a highly competitive business, and by virtue of your position and responsibilities with the Company, and your access to Confidential Information, engaging in any business worldwide which is directly or indirectly materially competitive with the Company will cause the Company great and irreparable harm.  As a result, you further covenant that during your employment and during the Restricted Period (as defined below), you will not, for yourself or on behalf of any other person, partnership, company or corporation, directly or indirectly, engage in, acquire any significant financial or beneficial interest in, be employed by, participate materially in, own, manage, operate or control or be materially connected with, in any relevant manner (whether as a principal, partner, director, employee, consultant, independent contractor, agent or otherwise, and whether or not for compensation) any entity that competes materially with the business of the Company (after giving effect to the Transaction and considering only business conducted by the Company during the Term, or being actively planned by the Company as of your Termination Date) in the United States of America.  Notwithstanding the preceding sentence, you will not be prohibited from being the passive owner, directly or indirectly, of less than 2% of any publicly traded entity, whether or not such entity is in competition with the Company.

(ii)                 Non-Solicitation of Employees.  You further covenant that during your employment and during the Restricted Period, you will not personally, other than in the course of performing your duties for the Company or its affiliates, directly or indirectly (including, without limitation, by instructing others or by taking other action reasonably expected to induce others), for your own account or for the account of any other person, solicit for employment, hire, or otherwise interfere with the relationship of the Company with, any person who is an employee of, or a consultant to, the Company at the time of solicitation, hiring or interference.

(iii)               Non-Solicitation of Customers.  You further covenant that during your employment and during the Restricted Period, you will not personally, in competition with the Company, directly or indirectly (including, without limitation, by instructing others or by taking other action reasonably expected to induce others), individually or on behalf of other persons solicit or seek to do business with any entity which, as of the earlier of the Termination Date or the date of solicitation, was a customer or a client of the Company or was, to your knowledge, being actively solicited by the Company to be a customer or client of the Company.

(d)                 Equitable Relief and Other Remedies.  You acknowledge and agree that you have carefully read and considered the covenants, obligations and agreements contained in this Section 12, that said covenants, obligations and agreements relate to special, unique and extraordinary matters, are necessary for the reasonable and proper protection of the Company, that each is reasonable in respect to subject matters, length of time and geographic area, and that a breach, threatened breach or other violation of any of the terms of such covenants, obligations or agreements will cause the Company irreparable injury for which adequate remedies are not available at law.  In recognition of this fact, you agree that, in the event of such a breach or threatened breach, in addition to the Company's rights to cease the payments and benefits provided under Sections 10 and 11 of this letter agreement (under the conditions described therein) and any remedies at law, the Company, without posting any bond, will be entitled to obtain, from any court of competent jurisdiction, equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other similar equitable remedy which may then be available.

(e)                 Reformation.  If it is determined by a court of competent jurisdiction that any restriction in this Section 12 is excessive in duration or scope or is unreasonable or unenforceable under the law of that jurisdiction, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that jurisdiction.

(f)                  Survival of Provisions.  Without effect as to the survival of other provisions of this Letter Agreement intended to survive the termination or expiration of your employment, and solely for the avoidance of doubt, the obligations contained in this Section 12 will survive the termination or expiration of your employment with the Company in accordance with their terms and will be fully enforceable thereafter.

13.                Representations.  By signing this Letter Agreement where indicated below, you represent that you are not subject to any employment agreement or non-competition agreement that would subject the Company or any of its affiliates to any future liability or obligation to any third party as a result of the execution of this Letter Agreement and your employment by the Company.

14.                Legal Fees.  The Company will pay (or reimburse you for) any legal fees and costs you reasonably incur in connection with entering into this Letter Agreement, promptly following your submission of one (or more) itemized invoices, each accompanied by such additional “back-up” as the Company may reasonably request.

15.                Miscellaneous Provisions.

(a)                 The parties hereto hereby agree and acknowledge that the Company will be responsible for all fees, expenses, costs and other obligations (including, without limitation, any payment of compensation) incurred with respect to this Letter Agreement

(b)                 No provision of this Letter Agreement may be amended, nor may application of any of its provisions be waived, without the prior written consent of you and the Company; such written consent to specifically identify the provision(s) of this Letter Agreement that is (are) the subject of the amendment/waiver.

(c)                 This Letter Agreement may be executed in any number of counterparts which together will constitute one agreement.  Signatures delivered via facsimile (including, without limitation, by e-mail) shall be effective for all purposes.

(d)                 This Letter Agreement will be binding on and inure to the benefit of our respective successors and permitted assigns and, in your case, your heirs and other legal representatives.  The rights and obligations described in this Letter Agreement may not be assigned by either party without the prior written consent of the other party.  In the event of your death or a judicial determination of your incompetence, references in this Letter Agreement to you shall be deemed, where appropriate, to refer to your beneficiaries, estate or other legal representative(s).

(e)                 The Company shall, to the full extent permitted by law, indemnify and hold you harmless from and against any liability, damage, claim or expense incurred by reason of any act performed or omitted to be performed by you in connection with your employment with, or services for, the Company, such indemnification to include, without limitation, the advance payment of attorneys fees and other expenses reasonably incurred by you in connection with defending, or otherwise resolving, any claim based on any such act or omission.  You shall be covered under any directors’ and officers’ liability insurance policies maintained by or for officers or directors of the Company on no less favorable a basis than that applying to any of the Company’s officers or directors in general.  Your coverage under such policies shall continue during the Term, and for not less than six years thereafter, at the highest level then in effect for any other present or former officer or director of the Company.

(f)                  Except to the extent otherwise provided in Section 12(d) with respect to certain claims for equitable relief, all disputes arising under or related to this Letter Agreement will be settled by arbitration under the Commercial Arbitration Rules of the American Arbitration Association then in effect, such arbitration to be held in the Louisville metropolitan area, as the sole and exclusive remedy of either party.  Any judgment on the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction.

(g)                 The Company may withhold from any amounts payable under this Letter Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(h)                 (A) It is intended that the payments and benefits provided pursuant to this Letter Agreement be exempt from, or comply with, the requirements of Section 409A of the Code.  This Letter Agreement shall be construed, administered and governed in a manner that effects such intent, and the Company shall not take any action that would be inconsistent with such intent.  Specifically, any taxable benefits or payments provided under this Letter Agreement are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A of the Code to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for one or more of the separation pay exceptions to Section 409A of the Code, to the maximum extent possible. To the extent that none of these exceptions (or any other available exception) applies, then notwithstanding anything contained herein to the contrary, and to the extent required to comply with Section 409A of the Code, (x) the date of your “separation from service” within the meaning of Section 409A of the Code shall be your Termination Date, and (y) if you are a “specified employee,” as determined under the Company's policy for identifying specified employees on your Termination Date, then all amounts due under this Plan that constitute a “deferral of compensation” within the meaning of Section 409A of the Code, that are provided as a result your separation from service, and that would otherwise be paid or provided during the first six months following your Termination Date, shall be accumulated through and paid or provided on the first business day that is more than six months after your Termination Date (or, if you die during such six-month period, within 90 days after your death).

(B) With regard to any provision of this Letter Agreement that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code: (x) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (y) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (z) such payments shall be made on or before the last day of the your taxable year following the taxable year in which the expense is occurred, or such earlier date as required hereunder.

(i)                   Notwithstanding any provision in this Letter Agreement to the contrary, any portion of the payments and benefits provided under this Letter Agreement, as well as any other payments and benefits which you receive after the Start Date pursuant to any other Company plan or other arrangement, shall be subject to forfeiture or repayment to the extent required to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any rules or regulations issued by the Securities and Exchange Commission rule or applicable securities exchange.

(j)                   All notices under this Letter Agreement will be in writing and will be deemed effective when delivered in person, by courier service, or five days after deposit in the U.S. mail, postage prepaid, for delivery as registered or certified mail, addressed (in the case of you and the Company) to the address set forth below or to such other address as may hereafter be designated by like notice.  Notice not delivered to you or the Company in person will be sent as follows:

If to you, to your principal home address as is maintained in the Company’s records, with a copy to you, during the Term, at your principal office in Louisville, and a copy to:

MORRISON COHEN, LLP
909 THIRD AVENUE
NEW YORK, NY 10022-4784
ATTENTION: ROBERT M. SEDGWICK, ESQ.

If to the Company, to:

PHARMERICA CORPORATION
1901 CAMPUS PLACE
LOUISVILLE, KY 40299
ATTENTION:  GENERAL COUNSEL

(k)                 This Letter Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without reference to rules relating to conflict of laws.

(l)                   This Letter Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral (including any term sheet) among the parties with respect to the subject matter hereof; provided, however, that nothing in this Letter Agreement shall operate to waive rights and entitlements that have been granted, vested and/or accrued to you under any Company Arrangement as of the Start Date.  In the event of any inconsistency between the provisions of this Letter Agreement and the provisions of any other Company Arrangement, the provisions of this Letter Agreement shall, at your election, control.

(m)                The headings of the Sections and sub-sections contained in this Letter Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Letter Agreement.

If this Letter Agreement correctly reflects your understanding, please sign and return one copy to the Company.

PHARMERICA CORPORATION

By:	/s/ David W. Froesel, Jr.
Name: David W. Froesel, Jr.
Title: Executive Vice President, Chief Financial Officer and Treasurer

The above Letter Agreement accurately reflects our understanding, and I hereby confirm my agreement to the same.

Dated:	February 27, 2014	/s/ Gregory S. Weishar
GREGORY WEISHAR

EXHIBIT A

FORM OF MUTUAL RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the benefits to be provided to Gregory Weishar (“Executive”) in connection with the termination of his employment, as set forth in that certain Letter Agreement between PharMerica Corporation (the “Company”) and Executive, as amended and restated on ____________, 2014 (the “Employment Agreement”), which are conditioned on Executive signing this Release of Claims and to which Executive is not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive does hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its past or present subsidiaries and affiliates, its and their past or present officers, directors, stockholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company, or of its past or present subsidiaries or affiliates, and the past or present trustees, administrators, agents, or employees of the pension and employee benefit plans (hereinafter collectively included within the term the “Company”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now have, or hereafter may have, or which Executive’s heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of Executive’s employment with the Company to the date of this Release of Claims that arises from, or relates in any way to, Executive’s employment relationship and/or the termination of Executive’s employment relationship with the Company, including but not limited to, any such claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Rehabilitation Act of 1973, 29 USC §§ 701 et seq., as amended, Title VII of the Civil Rights Act of 1964, 42 USC §§ 2000e et seq., as amended, the Civil Rights Act of 1991, 2 USC §§ 60 et seq., as applicable, the Age Discrimination in Employment Act of 1967, 29 USC §§ 621 et seq., as amended ( “ADEA”), the Americans with Disabilities Act, 29 USC §§ 706 et seq., and the Employee Retirement Income Security Act of 1974, 29 USC §§ 301 et seq., as amended, any contracts between the Company and Executive and any common law claims now or hereafter recognized and all claims for counsel fees and costs; provided, however, that this Release of Claims shall not apply to any entitlements arising under, or preserved by, Section 10 of the Employment Agreement and provided, further, that this Release of Claims shall not apply to any claims Executive may have as a holder of securities of the Company so long as Executive is not the moving, initiating or lead party or that are based on criminal acts by any of the releasees.

The Executive expressly waives all rights afforded by any statute that expressly limits the effect of a release with respect to unknown claims.  The Executive acknowledges the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims which provides that a general release does not extend to claims that the Executive does not know or suspect to exist in his favor at the time of executing the release, which if known by it may have materially affected his settlement with the Company.

The Executive acknowledges that the restrictive covenants contained in Section 12 of the Employment Agreement will survive the termination of his employment to the extent set forth therein.  The Executive affirms that those restrictive covenants are reasonable and necessary to protect the legitimate interests of the Company, that he received adequate consideration in exchange for agreeing to those restrictions and that he will abide by those restrictions.

In signing this Release of Claims, Executive acknowledges his understanding that he may not sign it prior to the termination of his employment under the Employment Agreement, but that he may consider the terms of this Release of Claims for up to twenty-one (21) days (or such longer period as may be required by law) from the date Executive’s employment with the Company under the Employment Agreement terminates.  Executive also acknowledges that he is advised by the Company and its subsidiaries and other affiliates to seek the advice of an attorney prior to signing this Release of Claims; that Executive has had sufficient time to consider this Release of Claims and to consult with an attorney, if he wished to do so, or to consult with any other person of his choosing before signing; and that he is signing this Release of Claims voluntarily and with a full understanding of its terms.  Executive further acknowledge that, in signing this Release of Claims, he has not relied on any promises or representations, express or implied, that are not set forth expressly in the Employment Agreement.  Executive understands that he may revoke this Release of Claims at any time within seven (7) days of the date of his signing by written notice to the Company and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if Executive has not timely revoked it.

In further consideration of Executive’s execution of this Release and other consideration provided to the Company by Executive pursuant to the Employment Agreement, the Company hereby executes this Release and does hereby REMISE, RELEASE, AND FOREVER DISCHARGE Executive and his successors and assigns, heirs, executors and administrators (hereinafter collectively included within the term “Executive”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which they ever had, now have, or hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of Executive’s employment with the Company to the date of this Release that arises from, or relates in any way to, Executive’s employment relationship with the Company or the termination thereof, including but not limited to, any such claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, any such claims that are based on contracts between the Company and Executive and any such claims that are now or hereafter recognized under the common law and any such claims for counsel fees and costs, but in no event shall this release apply to any claim based on any criminal act by Executive or on any act of Executive wholly outside the scope of his duties and employment.

[THIS SPACE INTENTIONALLY LEFT BLANK]

PHARMERICA CORPORATION

By:
Name:
Title:

Intending to be legally bound, Executive has signed this Release under seal as of the date written below.

Signature:
Name (please print):	Gregory Weishar
Date Signed: